Exhibit 10.10

REPLACEMENT TERM NOTE

(Actual Balance Interest Accrual Method)

New York

Effective Date: November 6, 2013	$22,205,000.00

BORROWER:              Hardinge, Inc., a New York corporation having an address of One Hardinge Drive, Elmira, New York 14902; and Hardinge Holdings GmbH, a Swiss limited liability company having an address of Heilig Kreuzstrasse 28, CH-9009, St. Gallen, Switzerland

(collectively, “Borrower”)

BANK:       M&T BANK, a New York banking corporation with its banking offices at One M&T Plaza, Buffalo, NY  14203.  Attention:  Office of the General Counsel.

Promise to Pay.  For value received, intending to be legally bound, Borrower promises to pay to the order of the Bank, on the dates set forth below, the principal sum of Twenty Two Million Two Hundred Five Thousand and 00/100 (the “Principal Amount”) plus interest as agreed below, all payments required by the Bank to fund any escrow accounts for the payment of taxes, insurance and/or other charges (collectively, “Escrow”), and all fees and costs (including without limitation attorneys’ fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).

Interest.  The unpaid Principal Amount of this Note shall earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), from and including the date the proceeds of this Note are disbursed to, but not including, the date all amounts hereunder are paid in full, at a rate per year which shall be:

i.    LIBOR Rate Loans.  Interest shall accrue on the Principal Amount from and including the first day of the Interest Period (with the duration selected herein) until, but not including, the last day of such Interest Period or the day the Principal Amount is paid in full (if sooner), at a rate per annum equal to the LIBOR Rate determined and in effect on the applicable Rate Adjustment Date, plus the Eurocurrency Margin as defined on the Rate Rider.

ii.   Base Rate Loans.  Interest shall accrue on a Base Rate Loan from and including the first date the Base Rate Loan was made (i.e., the Draw Date or the Conversion Date, as the case may be) to, but not including, the day such Base Rate Loan is paid in full or converted, at the rate per annum equal to the Base Rate, plus or minus the Variable Base Margin defined on the Rate Rider.  Any change in the Base Rate resulting from a change in the Bank’s prime rate shall be effective on the date of such change.

iii. EURIBOR Rate Loans.  Interest shall accrue on the Principal Amount from and including the first day of the Interest Period (with the duration selected herein) until, but not including, the last day of such Interest Period or the day the Principal Amount is paid in full (if sooner), at a rate per annum equal to the EURIBOR Rate determined and in effect on the applicable Rate Adjustment Date, plus the Eurocurrency Margin as defined on the Rate Rider.

iv.  CHF LIBOR Rate Loans.  Interest shall accrue on the Principal Amount from and including the first day of the Interest Period (with the duration selected herein) until, but not including, the last day of such Interest Period or the day the Principal Amount is paid in full (if sooner), at a rate per annum equal to the CHF LIBOR Rate determined and in effect on the applicable Rate Adjustment Date, plus the Eurocurrency Margin as defined on the Rate Rider.

Maximum Legal Rate.  It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”).  Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, Borrower agrees that any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower, without interest.

Default Rate.  If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal Amount shall immediately be automatically increased to two (2) percentage points per year above the otherwise applicable rate per year, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.

Payments.  Payments shall be made in immediately available United States funds at any banking office of the Bank.

Preauthorized Transfers from Deposit Account.  If a deposit account number is provided in the following blank, Borrower hereby authorizes the Bank to debit Borrower’s deposit account                                  with the Bank automatically for any amount which becomes due under this Note.

Interest Accrual; Application of Payments.  Interest will continue to accrue on the actual principal balance outstanding until the Principal Amount is paid in full.  All installment payments (excluding voluntary prepayments of principal) will be applied as of the date each payment is received and processed.  Payments may be applied in any order in the sole discretion of the Bank, but, prior to an Event of Default, may be applied chronologically (i.e., oldest invoice first) to unpaid amounts due and owing, in the following order: first to accrued interest, then to principal, then to Escrow, then to late charges and other fees, and then to all other Expenses.

“Payment Due Date” shall mean the 10th day of the month as it relates to interest payments and of August, November, February and May as it relates to scheduled principal payments.  If there is no numerically corresponding calendar day in a particular month, the Payment Due Date shall be the last calendar day of such month); provided, however, to the extent, if at all, that a LIBOR, CHF LIBOR or  EURIBOR-based interest rate is applicable, if in any applicable month the day identified above is not a Joint Business Day, the Payment Due Date shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Payment Due Date shall be the immediately preceding Joint Business Day, so as to, in all instances, coincide with the end of the applicable Interest Period.  See attached Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.

The “First Installment Payment Date” shall be, as it relates to interest, the Payment Due Date in the month of November 2013 and, as it relates to principal, the Payment Due Date in the month of November, 2013.   Initial pricing will be at Level II as provided for on the Rate Rider.

The “Rate Rider” shall mean the rider attached to this Note and made part hereof.

The “Maturity Date” of this Note is the Payment Due Date in the month of May, 2018.

Repayment Terms.

☒   Borrower shall pay to the Bank the Principal Amount plus interest owing pursuant to this Note in installments as follows:

(i)             Twenty (19) consecutive quarterly (corresponding to the duration of the applicable Interest Period; see attached Rate Rider) installments of principal as follows:

Year 1 — Three (3) quarterly principal payments, each in the amount of $375,000.00;

Year 2 — Four (4) quarterly principal payments, each in the amount of $625,000.00;

Years 3 to 5 — Twelve (12) quarterly principal payments, each in the amount of $1,000,000.00;

together with installments of interest payable monthly in arrears in amounts that may vary, due and payable on the First Installment Payment Date and each applicable Payment Due Date thereafter, and

(ii)          ONE (1) FINAL INSTALLMENT, due and payable on the Maturity Date, in an amount equal to the outstanding Principal Amount, together with all other amounts outstanding hereunder, including, without limitation, accrued interest, costs and expenses.

The amortization period for this loan is 7 years, meaning that this is the approximate number of years that would be needed to repay the Principal Amount in full, based on the installment amount and payment frequency stated above.  The amortization period may be longer than the term of this loan and shall not compromise the enforceability of the Maturity Date.  To the extent, if at all, that (i) the repayment terms of this Note contemplate level installments of principal and interest during any period in which the applicable interest rate is a variable rate (“Variable Rate P&I Period”), and (ii) during any such Variable Rate Interest Period, the applicable interest rate changes in accordance with the terms of this Note, the Bank may, but shall be under no obligation to, recalculate and adjust at any time the installment amount due and payable to the Bank, so as to appropriately reamortize the unpaid Principal Amount, as of the date of such adjustment through the Maturity Date (or such other date as may be provided for herein).  Borrower understands that non-adjustment of the installment amount as described herein could result in a greater portion of the unadjusted installment amount being applied to interest due, leaving less available to reduce the Principal Amount balance, resulting in a higher than expected Principal Amount balance due and payable to the Bank on the Maturity Date.  Absent manifest error, the Bank’s determination of any amount due in connection herewith shall be conclusive.

Late Charge.  If Borrower fails to pay, within five (5) days of its due date, any amount due and owing pursuant to this Note or any other agreement executed and delivered to the Bank in connection with this Note, including, without limitation, any Escrow payment due and owing, Borrower shall immediately pay to the Bank a late charge equal to the greatest of (a) $50.00, (b) five percent (5%) of the delinquent amount or (c) the Bank’s then current late charge as announced from time to time.  Notwithstanding the above, if this Note is secured by a one- to six-family owner-occupied residence, the late charge shall equal 2% of the delinquent amount and shall be payable if payment is not received within fifteen days of its due date.

Voluntary Prepayment Premium.  During the term of this Note, Borrower shall have the option of paying the unpaid Principal Amount to the Bank in advance of the Maturity Date, in whole or in part in minimum amounts of $1,000,000.00, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, as consideration for the privilege of making such prepayment, Borrower shall pay to the Bank a fee (the “Premium”) equal to the amount provided for on the attached Rate Rider.  Any partial prepayment of principal shall be posted as of the date received and applied on a pro-rata basis to scheduled principal payments. With any prepayment in full of the Principal Amount balance, Borrower shall also pay to the Bank all accrued interest and Expenses owing pursuant to this Note.  In the event the Maturity Date of this Note is accelerated following an Event of Default, the Bank’s right to collect the Premium, as liquidated damages, shall accrue immediately, with the amount of the Premium to be determined in accordance with the terms of this Note at the time of any actual prepayment or other satisfaction, in whole or in part, by any means, of the principal indebtedness evidenced by this Note.  Any tender of payment by or on behalf of the Borrower made after such Event of Default to satisfy or reduce the principal indebtedness shall be expressly deemed a voluntary prepayment, in which case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus the appropriate Premium calculated in accordance with the terms of this Note.

Mandatory Prepayments. During the term of this Note, Borrower shall make the following mandatory prepayments (a) 100% of the net cash proceeds in connection with any asset sales, insurance proceeds or condemnation recoveries unless proceeds are reinvested in equivalent assets within six (6) months (b) 75% of the net cash proceeds in connection with any issuance of debt and (c) 75% of the net cash proceeds in connection with any issuance or sale of equity.  All mandatory prepayments shall be posted the date received and applied to scheduled principal payments due hereunder in inverse order of maturity until all such amounts due hereunder have been paid.  Thereafter, any prepayments shall be applied to other Obligations due to the Bank, in the Bank’s sole discretion.

Representations, Warranties and Covenants.  Borrower represents and warrants to and agrees and covenants with the Bank that now and until this Note is paid in full:

b.     Business Purpose.  The Loan proceeds shall be used only for a business purpose and not for any personal, family or household purpose.

c.     Good Standing; Authority.  Borrower is an entity or sole proprietor (i) duly organized and existing and in good standing under the laws of the jurisdiction in which it was formed, (ii) duly qualified, in good standing and authorized to do business in every jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and (iii) has the power and authority to own each of its assets and to use them as contemplated now or in the future.

d.     Legality.  The execution, issuance, delivery to the Bank and performance by Borrower of this Note (i) are in furtherance of Borrower’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator or (B) violate Borrower’s certificate of incorporation or other governing instrument, constitute a default under any agreement binding on Borrower, or result in a lien or encumbrance on any assets of Borrower; and (iii) have been duly authorized by all necessary corporate or partnership action.

e.     Compliance.  The Borrower conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including without limitation environmental laws.  All approvals, including without limitation authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary to the conduct of Borrower’s business and for Borrower’s due issuance of this Note have been duly obtained and are in full force and effect.  The Borrower is in compliance with all conditions of each Approval.

f.     Financial and Other Information.  For each year until this Note is paid in full, Borrower shall provide to the Bank in form and number of copies and by accountants satisfactory to the Bank, within ninety (90) days after the end of each fiscal year of the Borrower, statements of income and cash flows and the financial position and balance sheet of the Borrower as of the fiscal year end, each in reasonable detail and certified by an officer or member of Borrower to have been prepared in accordance with generally accepted accounting principles to present fairly the results of Borrower’s operations and cash flows and its financial position in conformity with such principles, and to be correct, complete and in accordance with Borrower’s records.  Promptly upon the request of the Bank from time to time, Borrower shall supply all additional information requested and permit the Bank’s officers, employees, accountants, attorneys and other agents to (i) visit and inspect each of Borrower’s premises, (ii) examine, audit, copy and extract from Borrower’s records and (iii) discuss Borrower’s or its affiliates’ business, operations, assets, affairs or condition (financial or other) with its responsible officers and independent accountants.

g.     Accounting; Tax Returns and Payment of Claims.  Borrower will maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and, except as disclosed in an attached schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon Borrower or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the ordinary course of business.

h.     Title to Assets; Insurance.  Borrower has good and marketable title to each of its assets free of security interests and mortgages and other liens except as disclosed in its financial statements or on a schedule attached to this Note or pursuant to the Bank’s prior written consent.  Borrower will maintain its property in good repair and will maintain and on request provide the Bank with evidence of insurance coverage satisfactory to the Bank including without limitation fire and hazard, liability, worker’s compensation and business interruption insurance and flood hazard insurance as required.

i.      Judgments and Litigation.  There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (each an “Action”) which involves Borrower or its assets and might have a material adverse effect upon Borrower or threaten the validity of this Note or any related document or transaction.  Borrower will immediately notify the Bank in writing upon acquiring knowledge of any such Action.

j.      Notice of Change of Address and of Default.  Borrower will immediately notify the Bank in writing (i) of any change in its address or of the location of any collateral securing this Note, (ii) of the occurrence of any Event of Default defined below, (iii) of any material change in Borrower’s ownership or management and (iv) of any material adverse change in Borrower’s ability to repay this Note.

k.     No Transfer of Assets.  Until this Note is paid in full, Borrower shall not without the prior written consent of the Bank (i) sell or otherwise dispose of substantially all of its assets, (ii) acquire substantially all of the assets of another entity, (iii) if it is a corporation, participate in any merger, consolidation or other absorption or (iv) agree to do any of these things.

Events of Default.  The following constitute an event of default (“Event of Default”): (i) failure by Borrower to make any payment when due (whether at the stated maturity, by acceleration or otherwise) of any principal installments of the amounts due under this Note, or any part thereof, or to pay any interest thereon or any fee or other amount payable under this Note and such failure continues unremedied for a period of three (3) business days or there occurs any event or condition which after notice, lapse of time or both will permit such acceleration; (ii) Borrower defaults in the performance of any covenant or other provision with respect to this Note or any other agreement between Borrower and the Bank or any of its affiliates or subsidiaries (collectively, “Affiliate”); (iii) Borrower fails to pay when due (whether at the stated maturity, by acceleration or otherwise) any material indebtedness for borrowed money owing to the Bank (other than under this Note),  any third party or Affiliate or the occurrence of any event which results in acceleration of payment of any such indebtedness or the failure to perform any agreement with any third party or Affiliate; (iv) the reorganization, merger, consolidation or dissolution of Borrower (or the making of any agreement therefor); the sale, assignment, transfer or delivery of all or substantially all of the assets of Borrower to a third party; or the cessation by Borrower as a going business concern; (v) the death or judicial declaration of incompetency of Borrower, if an individual; (vi) failure to pay, withhold or collect any tax as required by law; the service or filing against Borrower or any of its assets of any lien (other than a lien permitted in writing by the Bank), on or more judgments, garnishments, orders or awards in an aggregate amount of $500,000.00 over and above any insurance coverage which has been determined by the insurance carrier to be applicable to the claim underlying the judgment, garnishment, order or award, and any such judgments, garnishments, orders or awards remain unbonded, unstayed or undismissed for a period of thirty (30) consecutive days; (vii) if Borrower becomes insolvent or is generally not paying its debts as such debts become due; (viii) the making of any general assignment by Borrower for the benefit of creditors; the appointment of a receiver or similar trustee for Borrower or its assets; or the making of any, or sending notice of any intended, bulk sale; (ix) Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower which is not dismissed or stayed within sixty (60) days of commencement; (x) any representation or warranty made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or in any financial statement of Borrower proves to have been misleading in any material respect when made; Borrower omits to state a material fact necessary to make the statements made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or any financial statement of Borrower not misleading in light of the circumstances in which they were made; or, if upon the date of execution of this Note, there shall have been any material adverse change in any of the facts disclosed in any financial statement, representation or warranty that was not disclosed in writing to the Bank at or prior to the time of execution hereof; (xi) any pension plan of Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, might have a material adverse effect on Borrower’s ability to repay its debts; (xii) an adverse change in the Borrower, its business, assets, operations, management, ownership, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to the Bank or any Affiliate, and which change the Bank reasonably determines will have a material adverse effect on (a) the Borrower, its business, assets, operations or condition (financial or otherwise), or (b) the ability of the Borrower to pay or perform any obligation to the Bank; and (xiii) the occurrence of any event described in sub-paragraph (i) through and including (xii) hereof with respect to any guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the amounts due under this Note (“Guarantor”).

Rights and Remedies Upon Default.  Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare all or any part of any amounts due hereunder not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower.  All or any part of any amounts due hereunder whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in sub-paragraph (ix) above, or at the Bank’s option, upon the occurrence of any other Event of Default.  The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any amounts due hereunder which may now or hereafter be payable on demand.

Right of Setoff.  The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any Affiliates or otherwise owing by the Bank or any Affiliates in any capacity to Borrower or any Guarantor or endorser of this Note.  Such setoff shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elects to do so.

Miscellaneous.  This Note, together with any related loan and collateral agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive.  No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice.  No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank.  No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank.  No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank.  Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original.  This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.  If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect.  Section headings are for convenience only.  Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

Notices.  Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank).  Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express).  Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

Joint and Several.  Borrower Hardinge Inc. shall be jointly and severally liable for all amounts and obligations that become due under this Note.  Borrower Hardinge Holdings GmbH shall be severally liable under this Note only for loans made to, and obligations incurred by Hardinge Holdings GmbH under this Note, but shall not be jointly liable under this Note for any loans made to, or obligations incurred solely by or on behalf of, Hardinge Inc.  As to Hardinge Inc., where there is more than one Borrower, the term “Borrower” shall include each as well as all of them.  For purposes of this paragraph, obligations to Hardinge Inc. are limited to and shall not exceed $12,000,000.00.

Governing Law; Jurisdiction.  This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York.  Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules.  BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK STATE IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.  Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower.  Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

Waiver of Jury Trial.  BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO.  BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

☒     Amended and Restated Note.  The Borrower acknowledges, agrees and understands that this Note is given in replacement of and in substitution for, but not in payment of, a prior note dated on or about May 9, 2013, in the original principal amount of $23,000,000.00, given by Borrower in favor of the Bank (or its predecessor-in-interest), as the same may have been amended or modified from time to time (“Prior Note”), and further, that: (a) the obligations of the Borrower as evidenced by the Prior Note shall continue in full force and effect, as amended and restated by this Note, all of such obligations being hereby ratified and confirmed by the Borrower; (b) any and all liens, pledges, assignments and security interests securing the Borrower’s obligations under the Prior Note shall continue in full force and effect, are hereby ratified and confirmed by the Borrower, and are hereby acknowledged by the Borrower to secure, among other things, all of the Borrower’s obligations to the Bank under this Note, with the same priority, operation and effect as that relating to the obligations under the Prior Note; and (c) nothing herein contained shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the indebtedness originally described in the Prior Note or any of the liens, pledges, assignments and security interests securing such obligations.

Acknowledgment.  Borrower acknowledges that it has read and understands all the provisions of this Note, including the provisions relating to Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

HARDINGE INC.

By	/s/ Edward J. Gaio
	Name:	Edward J. Gaio
	Title:	Vice President and CFO

HARDINGE HOLDINGS GMBH

By	/s/ Edward J. Gaio
	Name:	Edward J. Gaio
	Title:	Director

HARDINGE HOLDINGS GMBH

By	/s/ Peter Huersch
	Name:	Peter Huersch
	Title:	President

ACKNOWLEDGMENT

STATE OF )
: SS.
COUNTY OF )

On the              day of  November, in the year 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared EDWARD J. GAIO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Nancy L. Curren
Notary Public

ACKNOWLEDGMENT

STATE OF )
: SS.
COUNTY OF )

On the               day of November , in the year 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared EDWARD J. GAIO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Nancy L. Curren

ACKNOWLEDGMENT

STATE OF )
: SS.
COUNTY OF )

On the                day of                           , in the year 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared PETER HUERSCH, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Andreas Hirzel
Notary Public